AMENDMENT ONE

ATTACHED TO AND MADE A PART OF THE

REINSURANCE AGREEMENT EFFECTIVE APRIL 1,

2017 BETWEEN

FARMERS NEW WORLD LIFE INSURANCE

COMPANY

“Ceding

Company” AND

RGA REINSURANCE COMPANY

“Reinsurer”

The Ceding Company and the Reinsurer agree to amend this Reinsurance Agreement as follows:

I.	ARTICLE I, DEFINITIONS, the “Premiums” definition is replaced in its entirety by the following:

“Premiums” means premiums, considerations, deposits, policy fees and other similar receipts received by or on behalf of the Ceding Company in respect of the Reinsured Contracts. All Premiums for individual fixed defe1Ted annuities that are “qualified”, as defined by the IRS, with three percent (3%) or four percent (4%) guarantees shall be limited to the greater of (i) $6,000 or (ii) the current IRS maximum IRA contribution per Reinsured Contract per tax year. All Premiums for individual fixed deferred annuities that are “non-qualified”, as defined by the IRS, with three percent (3%) or four percent (4%) guarantees shall be limited to $6,000 per Reinsured Contract per calendar year.

In witness of the above, this Amendment One is executed in duplicate on the dates indicated below, with an Effective Date of April 1, 2017.

FARMERS NEW WORLD LIFE INSURANCE COMPANY

By:	/s/ James Davenport
Name: James Davenport
Title: CFO

By:	/s/ Garrett Paddor
Name: Garrett Paddor
Title: Secretary & General Counsel

RGA REINSURANCE COMPANY

By:	/s/ John P. Laughlin
Name: John P. Laughlin
Title: EVP

By:	/s/ Gary Seifert
Name: Gary Seifert
Title: SVP